Exhibit 10.15

Lease Agreement on Dangerous Goods Warehouse for Zone

Enterprises of the Export Processing Zone Administration, Ministry

of Economic Affairs

Whereas the Export Processing Zone Administration, Ministry of Economic Affairs (hereinafter referred to as Party A) hereby approves the application of NXP Semiconductors Taiwan Ltd. (hereinafter referred to as Party B) and leases to Party B the dangerous goods warehouse for zone enterprises, both parties agree to conclude the following agreements:

Article 1 Contract documents

The contract documents are composed of:

1. Contract terms and conditions.

2. Lease application and the attachments thereto.

Article 2 Storage of Articles

1. The warehouse may only be used for storage of the dangerous goods declared by Party B and no toxic chemicals or wastes of enterprises are allowed to be stored there.

2. Where Party B stores any articles or changes the articles stored without approval, or changes the use of the warehouse or transfer it to others for use without authorization, Party A may terminate the lease, to which Party B may not raise any objection.

Article 3 Location of the warehouse

Party B leases six warehouses numbered 1,9,11,12,13&14 respectively, which are located in    ¢West warehouse ( Inner ring (west) Road )    ☐East warehouse ( Jingyi Road ) within the Nanzi Processing and Export Zone, Gaoxiong, occupying an area of 72m². The lease of No.10 warehouse shall be terminated as of February 2009.

Article 4 Rental and security deposits

1. Rental: TWD1440/warehouse/month.

2. Security deposits: TWD8000/warehouse. If the lease is renewed, the security deposits shall be refunded or paid face to face.

Article 5 Period of performance and term of payment

1. This agreement is    ☐New agreement    ¢Renewal agreement. The term of the agreement is from Jan.1st, 2010 to Dec.31st, 2010.

2. The rental is one hundred and six thousand, five hundred and sixty New Taiwan Dollar only and may be paid by Party B by any of the following means, i.e.,    ¢on a monthly basis ☐on a quarterly basis ☐on a half-yearly basis    ☐on a yearly basis ☐in a lump sum.

3. The security deposit is Zero New Taiwan Dollar in total, which shall be paid by Party B in a lump sum upon execution of the agreement. In case of renewal of lease, the security is subject to Item (2) of Article 4.

Party B shall pay the rental and security deposits to the agency bank of National Treasury as specified by Party A with the payment bill issued by Party A and ask for the keys against the receipt.

Article 6 Management

In consideration of labor safety and health and fire safety, Party B shall ensure that it will store dangerous articles pursuant to relevant provisions and in addition, observe the following provisions:

1. Term of lease. Party B shall be responsible for the maintenance and repair of original facilities in the warehouse and custody of the articles stored.

2. The articles shall be stored by categories and equipment to be used in case of leak and diffusion shall be installed.

3. In case of any change in the articles stored, Party B shall, at any time, report it to Party A for file, and provide Data List of Dangerous Goods Stored by Enterprises, Emergency Operation of Dangerous Goods Warehouse and Material Safety Data Sheet.

4. Graphic and content of containers shall be clearly indicated and the Material Safety Data Sheet and information of emergency contact person shall be placed at a notable place of the site.

5. The labor safety and health personnel of Party B shall perform regular inspection; sampling workers shall wear necessary protective devices.

6. Party B shall properly manage original structures and affiliated facilities of the warehouse leased; and shall be liable for any damage thereto. Any extension or reconstruction, if necessary, shall be done without any damage to original structure. Party B shall set force its reasons in written form and may not start the same unless consent of Party A is obtained; all the cost incurred therefor shall be borne by Party B.

7. When Party A performs regular labor safety and health and fire safety inspection, Party B shall cooperate with it and may not refuse to do so. In case of any improprieties are found, Party B shall make corrections within the time limit as specified by Party A; its failure to do so will be deemed as breach of the contract and Party A may terminate the contract, to which Party B may not raise any objection.

Article 7 Indemnification for disasters

In case any damage to the warehouse and its equipment or any disasters resulting from the articles stored by Party B, Party B shall be liable for compensation.

Article 8 Renewal of lease

1. If Party B intends to renew the lease, it shall apply to Party A within one month prior to expiration of the lease and pay the rental pursuant to provisions as contained in Article 4 hereof.

2. If Party B doesn’t apply for termination of the lease upon its expiration, it shall be deemed as having intention of renewing the lease; however, both parties shall go through formalities for renewal of lease. Relevant documents other than the Lease Agreement are not required to be attached.

Article 9 Termination of the lease

1. In case Party B violates the same provisions hereof and fails to make corrections within three months after it is notified to do so three times by Party A, Party A may notify Party B to terminate the lease and Party B shall return the warehouse unconditionally.

2. If, under special conditions, Party B intends to terminate the whole or any part of the lease, it shall notify Party A to terminate the lease one month in advance.

Upon termination of the lease, Party B shall pay off relevant expenses as listed in Item 6 of Article 6 hereof, and return the warehouse to Party A after removing the articles stored by it, cleaning up the place and restoring it to its original state; Party A shall refund to Party B the unused rental and security without interest.

Article 10 Calculation of penalty

1. Where Party B fails to pay the rental pursuant to Article 5, Party A may additionally charge 5% of the rental depending on the overdue period (on a monthly basis, and any period less than one month shall be deemed as a full month). If the rental is still not paid off after four (4) months, Party A may terminate the lease in addition to demanding the payment of the rent for the period of use and the penalty.

2. If Party B, which violates Item 1 of Article 11 hereof, fails to make the payment demanded by Party A to be made within specified time limit, it shall also pay the demanded amount which is overdue pursuant to the following provisions:

(1). Additional 5% of the demanded amount if the payment is overdue over one (1) month but less than two (2) months.

(2). Additional 10% of the demanded amount if the payment is overdue over one (2) months but less than two (3) months.

(3). Additional 15% of the demanded amount if the payment is overdue over one (3) months but less than two (4) months.

(4). Party A will have recourse to laws if the payment is still not paid after four (4) months.

Article 11 Supplementary articles

1. In case the lease is terminated, Party B shall, within 15 days upon expiration of the lease, or within 15 days upon receipt of the notice of termination, unconditionally return the warehouse to Party A after removing the articles stored by it, cleaning up the place and restoring it to original state; if it fails to do so, Party A may directly remove the articles stored by it and its equipment and facilities. Any expense incurred in connection therewith shall be deducted from the security deposits; if the security deposit is not sufficient, Party A may demand of Party B to pay within specified time limit and Party B may not claim for any indemnification therfor or raise any objection thereto.

2. In case Party A re-fixes or adjusts the rental hereunder according to law, the rental shall be computed and collected based on the new rental as of the first day of next month after the rental is published, to which Party B may not raise any objection.

3. This agreement shall be made in duplicate, one for each party, and shall become effective from the date of execution. Any action arising from the agreement shall be brought before the local court of Gaoxiong.

The “notifying date of termination” as referred to in Item 1(1) means the date on which the notice is sent.

When returning the warehouse to Party A, Party B shall notify Party A to check and accept the warehouse at site and return the keys at the same time.

Coventanter:

The export Processing Zone Administration, Ministry of Economic Affairs

Proxy: Ou Jiarui

Address: 811, 600 Jiachang Road, Nanzi District, Gaoxiong

Tel.: 010-3611212

Party B: NXP Taiwan Semiconductors Ltd.

Proxy: Wang Junjian

Add: 811, 10 Jingwu Road, Nanzi Processing and Export Zone, Gaoxiong,

Tel.: 010-3612511

Nov.27th of the 98th year of the Republic of China